ARDIAN ACCESS LLC

SUB-TRANSFER AGENCY AND INVESTOR SERVICES AGREEMENT

This SUB-TRANSFER AGENCY AND INVESTOR SERVICES AGREEMENT, made as of [ ], 2025 by and between Ardian Access LLC, a Delaware limited liability company (the “Fund”), with respect to each class of units of the Fund listed on Schedule A attached hereto (each, a “Class”) and Ardian US LLC, a limited liability company (“Ardian US”);

W I T N E S S E T H

WHEREAS, the Fund is engaged in business as a closed-end management investment company and is so registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, Ardian US serves as the Fund’s investment adviser; and

WHEREAS, it is the intention of the Fund to offer each Class of units to beneficial owners who will purchase units through third-party platforms and other financial intermediaries that may require payments for non-distribution related sub-transfer agency, sub-accounting, recordkeeping and/or other administrative or personal services (“Investor Services”);

NOW, THEREFORE, the parties hereby agree as follows:

1. Sub-Transfer Agency and Investor Servicing Arrangements. (a) The Fund, acknowledges that Ardian US may arrange for the engagement of third-party service providers (“Investor Servicing Agents”) to provide Investor Services to Fund investors, including but not limited to: (i) displaying the Fund and its offering documents on a digital platform for access by current and prospective investors or authorized financial intermediaries; (ii) creating a profile of the Fund for display on a digital platform; (iii) providing helpdesk and technical support for users who have access to the platform hosting the Fund; (iv) creating due diligence reports on the Fund to be made available to authorized financial intermediaries; (v) establishing electronic communications with the Fund’s transfer agent to facilitate processing subscriptions through the Investor Servicing Agent, which may involve maintaining one or more omnibus accounts with the transfer agent and, in connection therewith, establishing and maintaining sub-accounts and sub-account balances for each holder of Fund units; (vi) processing investor subscriptions and/or redemption in connection with periodic repurchase offers made by the Fund; (vii) transmitting to the Fund’s transfer agent subscription orders or repurchase requests received by it with respect to Fund investors; (viii) receiving and transmitting the purchase price relating to investor subscriptions or Fund repurchases; (ix) mailing periodic reports, transaction confirmations and sub-account information to Fund investors; (x) answering inquiries about the Fund or about a investor’s sub-account balances or distribution options; (xi) providing assistance to investors effecting changes to their dividend options, account designations or addresses; (xii) disbursing income dividends and capital gains distributions; (xiii) preparing and delivering to investors, and state and federal authorities including the United States Internal Revenue Service, such information respecting dividends and distributions paid by the Fund as may be required by law, rule or regulation; and (xiv) withholding on dividends and distributions as may be required by state or federal authorities from time to time.

2. Payments to Investor Servicing Agents. The Fund shall (i) compensate Investor Servicing Agents for Investor Services and/or (ii) reimburse Ardian US for any payments Ardian US makes in connection with compensating Investor Servicing Agents for Investor Services. Payments by the Fund pursuant to this Section 2 shall not exceed such amounts as are set forth in a plan (the “Sub-Transfer Agency and Investor Services Plan”) adopted by the Board of Directors (the “Board”) of the Fund from time to time by votes of the majority of (i) the Board, and (ii) the Directors of the Fund who are not interested persons (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of this Agreement or in the Sub-Transfer Agency and Investor Services Plan (the “Qualified Directors”), cast in person at a meeting called for the purpose of voting on such amounts. Such payments shall be computed and payable quarterly, or at such other frequency as the parties may agree from time to time.

3. Additional Terms. None of the services or activities of Ardian US or any Investor Servicing Agent described herein are intended to result in the sale of units issued by the Fund, and Ardian US shall use reasonable efforts to ensure that payments made under this Agreement do not constitute payments required to be made pursuant to a plan adopted under Rule 12b-1 under the 1940 Act. In connection with entering into this Agreement, the Fund has adopted the Sub-Transfer Agency and Investor Services Plan, which is consistent with the requirements applicable to a plan adopted pursuant to Rule 12b-1 under the 1940 Act and that is defensive in nature. Ardian US agrees to provide the Board with any and all information that the Board may reasonably request in connection with the Board’s initial and annual approval of the Sub-Transfer Agency and Investor Services Plan or the Board’s quarterly review of any amounts paid pursuant to this Agreement.

4. Term, Termination, Continuation and Amendment of this Agreement. (a) This Agreement shall become effective on the date first written above. This Agreement shall continue in effect for a period of more than one year after the date this Agreement takes effect, but only so long as such continuance is specifically approved at least annually by votes of the majority of (i) the Board, and (ii) the Qualified Directors, cast in person at a meeting called for the purpose of voting on this Agreement.

(b) This Agreement may be terminated at any time without the payment of any penalty on sixty days’ written notice to the other party (i) by vote of a majority of the Qualified Directors, (ii) by vote of a majority of the outstanding voting securities of the Fund, or (iii) by Ardian US. This Agreement shall terminate automatically in the event of its Assignment. “Assignment” shall have the meaning specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

(c) This Agreement may not be amended to contemplate payments by the Fund for distribution or to increase materially the amount to be spent for distribution with respect to a Class without approval by the majority of the outstanding units of such Class.

5. Governing Law. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of the State of New York, without regard to the place of performance hereunder and without giving effect to principles of conflicts of laws and in accordance with the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

6. Miscellaneous. (a) This Agreement supersedes any and all oral or written agreements heretofore made relating to the subject matter hereof and contains the entire understanding and agreement of the parties with respect to the subject matter hereof. For the avoidance of doubt, this Agreement does not supersede or amend in any respect any provision of the Fund’s distribution agreement or any other plan adopted by Fund pursuant to Rule 12b-1 under the 1940 Act.

(b) Headings in this Agreement are for ease of reference only and shall not constitute a part of the Agreement.

(c) Should any portion of this Agreement for any reason be held void in law or equity, the remainder of the Agreement shall be construed to the extent possible as if such voided portion had never been contained herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

ARDIAN ACCESS LLC

By
Name:
Title:

ARDIAN US LLC

By
Name:
Title:

Schedule A

Class J

Class D

Class I